Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2022, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-263836) and related Prospectus of Landos Biopharma, Inc. for the registration of common stock, preferred stock, debt securities and warrants.

/s/ Ernst & Young LLP

Raleigh, NC

August 11, 2022